UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2005

ALBANY MOLECULAR RESEARCH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY		12212
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (518) 464-0279

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 12, 2003, Albany Molecular Research, Inc. (the “Company”) entered into a $65 million credit facility consisting of a 5-year, $30 million term loan and a 3-year, $35 million revolving line of credit (as amended, the “Credit Agreement”) with Bank of America, N.A. (then known as Fleet National Bank), as administrative agent and lender, and JPMorgan Chase Bank, N.A. and Citizens Bank of Massachusetts as lenders (collectively, the “Lenders”).  The Credit Agreement was amended by a First Amendment dated August 10, 2004, pursuant to which the terms of certain financial covenants contained in the Credit Agreement were modified.

On June 30, 2005, the Company entered into the Second Amendment to the Credit Agreement with the Lenders.  The Second Amendment extends the termination date for the revolving line of credit to June 30, 2010, modifies the terms of certain financial and operating covenants contained in the Credit Agreement (including without limitation amending the definition of EBITDA to add back to operating income certain non-cash charges other than amortization and depreciation expense for purposes of the Credit Agreement), deletes the interest coverage covenant contained in the Credit Agreement and modifies the requirement that the Company’s foreign subsidiaries guarantee the Company’s borrowings under the Credit Agreement.

The Lenders and/or their affiliates have provided and continue to provide commercial banking, investment management, and other services to the Company, its affiliates and employees, for which they receive customary fees and commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2005	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Mark T. Frost
Chief Financial Officer, Treasurer and Secretary